Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

BRT Realty Trust

Great Neck, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 24, 2013 with respect to the statement of revenues and certain expenses of Stonecrossing of Westchase for the year ended December 31, 2012 included in the Current Report (Form 8-K/A) dated June 24, 2013 of BRT Realty Trust; our report dated June 24, 2013 with respect to the statement of revenues and certain expenses of Courtney Station Apartments for the year ended December 31, 2012 included in the Current Report (Form 8-K/A) dated June 24, 2013 of BRT Realty Trust; our report dated February 22, 2013 with respect to the statement of revenues and certain expenses of Spring Valley Club Apartments for the year ended December 31, 2011 included in the Current Report (Form 8-K/A) dated February 22, 2013 of BRT Realty Trust; our reports dated January 10, 2013 with respect to the statements of revenues and certain expenses of Grove at Trinity Pointe and Avondale Station Apartments, for the year ended December 31, 2011 included in the Current Report (Form 8-K/A) dated January 10, 2013 of BRT Realty Trust; our report dated November 27, 2012 with respect to the statement of revenues and certain expenses of Silvana Oaks Apartments, for the year ended December 31, 2011 included in the Current Report (Form 8-K/A) dated November 27, 2012 of BRT Realty Trust; and our reports dated December 13, 2012, with respect to the consolidated financial statements and schedules of BRT Realty Trust and Subsidiaries and the effectiveness of internal control over financial reporting of BRT Realty Trust and Subsidiaries, included in the Company’s Annual Report (Form 10-K) for the year ended September 30, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

August 16, 2013